CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 93 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our report dated April 15, 2009, relating to the financial statements and financial highlights appearing in the February 28, 2009 Annual Report of Putnam Floating Rate Income Fund, a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

KPMG LLP
Boston, Massachusetts
June 24, 2009